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                                                                   EXHIBIT 10.34

                           SENIOR MANAGEMENT AGREEMENT

     THIS AGREEMENT is made as of May 3, 1999, between GLOBAL VACATION GROUP, INC., a New York corporation (the "COMPANY"), and JAY G. STUART ("EXECUTIVE").

                                    RECITALS

          A. The Company and Executive desire to enter into an agreement pursuant to which Executive will be employed as the Executive Vice President and Chief Financial Officer of the Company on the terms and conditions set forth in this Agreement.

          B. Certain definitions are set forth in Section 4 of this Agreement.

                                    AGREEMENT

          The parties hereto agree as follows:

          1. EMPLOYMENT. The Company hereby engages Executive to serve as Executive Vice President and Chief Financial Officer of the Company, and Executive agrees to serve the Company, during the Service Term (as defined in Section 1(d) hereof) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

             (a) SERVICES. During the Service Term, Executive, as Executive
Vice President and Chief Financial Officer of the Company, shall have all the duties and responsibilities customarily rendered by Executive Vice Presidents and Chief Financial Officers of companies of similar size and nature and as may be delegated from time to time by the Board in its sole discretion or the Company's Chief Executive Officer. Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its Affiliates. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Executive's obligations hereunder, Executive may (A) serve as a director or trustee of any charitable or non-profit entity or (B) own up to 3% of the outstanding voting securities of any publicly-held company. Unless the Company and Executive agree to the contrary, Executive's place of employment shall be at the Company's principal executive offices in Washington, D.C. and at the Company's offices in Long Island, New York; provided, however, that Executive will travel to such other locations of the Company and its Affiliates as may be reasonably necessary and/or as required by the Board in its sole discretion in order to discharge his duties hereunder.


             (b) SALARY, BONUS AND BENEFITS.

                 (i) SALARY AND BONUS. During the Service Term, the Company will pay Executive a base salary (the "ANNUAL BASE SALARY") as the Board may designate from time to time, at the rate of not less than $200,000 per annum; provided, however, that the Annual Base Salary shall be subject to review annually by the Board for upward increases thereon. The Executive will be eligible to receive an annual bonus in an amount not to exceed 100% of Executive's Annual Base Salary for such year, as determined by the Board based upon the Company's achievement of budgetary and other objectives set by the Board in consultation with the Executive, which objectives shall be reasonable in light of the Company's past year's performance and shall be communicated to Executive by the Board prior to the start of the Company's fiscal year. Executive's Annual Base Salary and bonus for any partial year (i.e., 1999) will be prorated based upon the number of days elapsed in such year.

                 (ii) BENEFITS. During the Service Term, Executive will be entitled to such other benefits approved by the Board and made available to the Company's senior executives, including participation in the Company's healthcare plan. In addition, Executive will receive a luxury class car to be provided by Alamo Rent-a-Car on a leased basis during the Service Term. Executive shall also be eligible to receive four weeks paid vacation per annum.



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                 (iii) OPTIONS. Executive, upon approval of the Stock Option
     Committee of the Board of Directors, shall receive a stock option grant for the purchase of 150,000 shares of the Common Stock of the Company. In addition, Executive shall be eligible for additional grants, subject to the approval of the Stock Option Committee, to the extent he remains an employee of the Company on the dates and in the amounts listed below:

                 May 4, 2000 .................... 75,000 shares

                 May 4, 2001 .................... 50,000 shares

                 May 4, 2002 .................... 25,000 shares

                 All options shall vest annually over a four-year period and shall expire not later than the tenth anniversary of the date of grant. The terms and conditions of the stock options shall otherwise be those set forth under the Company's stock option plan and shall be consistent with the terms contained in stock option agreements provided to other key executives of the Company.

          (c) TERMINATION.

               (i) EVENTS OF TERMINATION. Executive's employment with the Company shall cease upon:

                    (A)  Executive's death.

                    (B)  Executive's voluntary retirement.

                    (C) Executive's disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties for a period of six months in any twelve month period and such incapacity has been determined to exist by either (x) the Company's disability insurance carrier or (y) by the Board in good faith based on competent medical advice in the event that the Company does not maintain disability insurance on the Executive.

                    (D) Termination by the Company by the delivery to Executive of a written notice from the Board that Executive has been terminated ("NOTICE OF TERMINATION") with or without Cause or with Performance Cause. "CAUSE" shall mean:

                         (1) Executive's (aa) conviction of a felony or
               Executive's commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of their customers, vendors or suppliers or involving harassment or discrimination with respect to the employees of the Company or its Subsidiaries, (bb) misappropriation of funds or assets of the Company for personal use or (cc) engaging in any conduct relating to the Company's business or involving moral turpitude that actually brought the Company or any of its Affiliates into public disgrace or disrepute;

                         (2) Executive's continued substantial and repeated
               neglect of his duties, after written notice thereof from the Board, and such neglect has not been cured within 30 days after Executive receives notice thereof from the Board;

                         (3) Executive's gross negligence or willful misconduct
               in the performance of his duties hereunder that results, or is reasonably expected to result, in material damage to the Company; or

                         (4) Executive's engaging in conduct constituting a
               breach of Sections 2 or 3 hereof within 15 days of any notice of default thereof from the Company.



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               "PERFORMANCE CAUSE" shall mean Executive's termination within 90 days after the Company's failure to achieve at least 75% of its budgeted net income as determined in accordance with generally accepted accounting principles for any four consecutive fiscal quarters for which financial statements are available and such failure is reasonably expected to continue for at least two additional fiscal quarters thereafter; provided, however, that the Board shall determine in good faith if any adjustments thereto are necessary or appropriate to account for extraordinary or nonrecurring events (including but not limited to Acts of God, substantive travel industry events (e.g., materially adverse tax or regulatory changes), travel industry strikes, wars, terrorism) or other circumstances that should be included or disregarded in order to fairly determine whether the Company has failed to achieve such budgeted net income; and provided, however, that in no fiscal year will budgeted income growth be greater than 30%.

               In order for the termination to be effective: Executive must be notified in writing (which writing shall specify the cause in reasonable detail) of any termination of his employment for Cause or Performance Cause. Executive will then have the right, within ten days of receipt of such notice, to file a written request for review by the Company. In such case, Executive will be given the opportunity to be heard, personally or by counsel, by the Board and a majority of the Directors must thereafter confirm that such termination is either for Cause or Performance Cause. If the Directors do not provide such confirmation, the termination shall be treated as other than for Cause or Performance Cause. Notwithstanding anything to the contrary contained in this paragraph, Executive shall have the right after termination has occurred to appeal any determination by the Board to arbitration in accordance with the provisions of Section 3(g) hereof.

                         The delivery by the Company of notice to Executive that
               it does not intend to renew this Agreement as provided in Section 1(d) shall constitute a termination by the Company without Cause unless such notice fulfills the requirements of Section 1(c)(i)(D)(1), (2), (3) or (4) above.

                         (E) Executive's voluntary resignation by the delivery
               to the Board of at least 45 days written notice from Executive that Executive has resigned with or without Good Reason. "GOOD REASON" shall mean Executive's resignation from employment with the Company within 45 days after the occurrence of any one of the following:

                                   (1) the failure of the Company to pay an
                    amount owing to Executive hereunder after Executive has provided the Company with written notice of such failure and such payment has not thereafter been made within 15 days of the delivery of such written notice; or

                                   (2) the relocation of Executive from his work
                    location in Washington, D.C. or Long Island, New York area without his consent.

                         The delivery by the Executive of notice to the Company
               that he does not intend to renew this Agreement as provided in
               Section 1(d) shall constitute a resignation by the Executive without Good Reason unless such notice fulfills the requirements of Section 1(c)(i)(E)(1) or (2) above.



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                    (ii) RIGHTS ON TERMINATION.

                         (A) In the event that termination is by Executive with
               Good Reason or by the Company without Cause (including by operation of the last paragraph of Section 1(c)(i)(D)) or Performance Cause, the Company will continue to pay Executive a monthly portion of the Annual Base Salary plus a monthly portion of the Executive's bonus for the prior year for a period equal to twelve-months commencing on the date of termination on regular salary payment dates. In the event that termination is by the Company for Performance Cause, the Company will continue to pay Executive a monthly portion of the Annual Base Salary for a period equal to three-months commencing on the date of termination on regular salary payment dates. The payments to Executive pursuant to the foregoing two sentences are referred to as the "SEVERANCE PAYMENTS."

                         (B) If the Company terminates Executive's employment
               for Cause, if Executive retires or if Executive resigns without Good Reason (including by operation of the last paragraph of Section 1(c)(i)(E)), the Company's obligations to pay any compensation or benefits under this Agreement will cease effective as of the date of termination. Executive's right to receive any other health or other benefits will be determined under the provisions of applicable plans, programs or other coverages.

                         (C) If Executive's employment terminates because of
               Executive's death or disability, the Company will pay Executive or his estate an amount, if any, equal to his bonus for the current year prorated to reflect the number of days Executive has worked during the year in which he dies or becomes disabled (such amount to be paid after the end of such year when bonuses are normally paid to other senior executives of the Company).

          Notwithstanding the foregoing, the Company's obligation to Executive for severance pay or other rights under either subparagraphs (A) or (B) above (the "SEVERANCE PAY") shall cease if Executive is in violation of the provisions of Sections 2 or 3 hereof. Until such time as Executive has received all of his Severance Payments, he will be entitled to continue to receive any health, life, accident and disability insurance benefits provided by the Company to Executive under this Agreement. If Executive dies or is permanently disabled, then Executive or his estate shall be entitled to any disability income or life insurance payments from any insurance policies paid for by the Company or its Affiliates as specified in such policies.


               (d) TERM OF EMPLOYMENT. Unless Executive's employment under this Agreement is sooner terminated as a result of Executive's termination in accordance with the provisions of Section 1(c) above, Executive's employment under this Agreement shall commence as of May 3, 1999 and shall terminate on the third anniversary of said date (the "SERVICE TERM"); provided, however, that Executive's employment under this Agreement, and the Service Term, shall be automatically renewed for one-year periods commencing on the third anniversary of said date and, thereafter, on each successive anniversary of such date unless either the Company or Executive notifies the other party in writing within sixty
(60) days prior to any such anniversary that it or he desires to terminate Executive's employment under this Agreement. All references herein to "SERVICE TERM" shall include any renewals thereof after the third anniversary of the date hereof.

     2. CONFIDENTIAL INFORMATION AND GOODWILL; INVENTIONS. Executive acknowledges and agrees that:

          (a) As a necessary function of Executive's employment hereunder, Executive will have access to and utilize Confidential Information which constitutes a valuable and essential asset of the Company's business.

          (b) The Confidential Information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company are the property of the Company, including information concerning the acquisition opportunities in or reasonably related to the Business of which Executive becomes aware during the Service Term. Therefore, Executive agrees that he will



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not disclose to any unauthorized person or use for his own account any of the
Confidential Information without the Board's written consent. Executive agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (including copies thereof) relating to the Company, the Business or any other Confidential Information.

          (c) All inventions, innovations, developments, improvements, methods, designs, analyses, drawings, software, reports and all similar or related information (whether or not patented or patentable) developed by Executive during the Service Term which (i) directly or indirectly relate to the Company or its Affiliates or the Business, or (ii) result from any work performed by Executive while employed by the Company or its Affiliates shall belong to the Company and its Affiliates. Executive shall promptly disclose all such inventions to the Board and perform all actions reasonably requested by the Board (whether during or after the Service Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

     3.   NONCOMPETITION AND NONSOLICITATION.

          (a) NONCOMPETITION. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company's and its Affiliates' trade secrets and with other confidential information concerning the Company and that his services will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, Executive agrees that, during the Service Term and for a period of one (1) year after termination thereof (collectively, the "NONCOMPETE PERIOD"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company and its Subsidiaries or any businesses with which the Company or its Subsidiaries have firm plans to engage in at the time of the termination of the Executive's employment with the Company.

          (b) NONSOLICITATION. During the Noncompete Period and for a period of one (1) year thereafter, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any senior management employee of the Company or any Subsidiary or, to the actual knowledge of the Executive, any other employee of the Company or any Subsidiary, to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof or (ii) induce or attempt to induce any customer, supplier, vendor, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or to modify its business relationship with the Company in a manner adverse to the Company or any Subsidiary, or in any way disparage the Company or its Subsidiaries to any such customer, supplier, vendor, licensee or business relation of the Company or any Subsidiary.

          (c) ENFORCEMENT. The Executive understands and agrees the terms and conditions of Executive's employment hereunder are in consideration for Executive's covenants contained in Section 2 and 3 of this Agreement. If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive's services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

                               GENERAL PROVISIONS

     4.   DEFINITIONS.

          "AFFILIATE" of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.



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          "BOARD" means the Company's board of directors or the board of directors or similar management body of any successor of the Company.

          "BUSINESS" means any business of the Company or its Subsidiaries now or hereafter engaged in, including without limitation the business of providing travel products.

          "COMPETITIVE ACTIVITY" means any business or activity of Executive or any third party that is the same as the Business or competitive with the Business.

          "CONFIDENTIAL INFORMATION" means all confidential information and trade secrets of the Company and its Affiliates including, without limitation, the following: the identity, written lists, or descriptions of any customers, referral sources or Organizations; financial statements, cost reports, or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; fee structures; and management systems, policies or procedures, including related forms and manuals. "Confidential Information" shall not include any information or knowledge which: (a) is in the public domain other than by Executive's breach of this Agreement or (b) is disclosed to Executive lawfully by a third party who is not under any obligation of confidentiality.

          "ORGANIZATION" means any organization that has contracted with the Company for the performance of services in connection with the Business.

          "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "SUBSIDIARY" means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

     5. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class United States mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) or by facsimile to the recipient at the address below indicated:



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If to the Executive:

     Jay G. Stuart
     c/o Global Vacation Group
     1420 New York Avenue, N.W., Suite 550
     Washington, D.C.  20005
     Tel No.: (202) 347-1800
     Fax No.: (202) 347-0710

If to the Company:

     1420 New York Avenue, NW
     Suite 550
     Washington, D.C.  20005
     Attention:  Larry Gilbertson
     Tel No.: (202) 347-1800
     Fax No.: (202) 347-0710

     with a copy to:

     Hogan & Hartson LLP
     555 Thirteenth Street, N.W.
     Washington, D.C.  20004
     Attention:  Christopher J. Hagan
     Tel No.: (202) 637-5771
     Fax No.: (202) 637-5910

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

     6.   GENERAL PROVISIONS.

          (a) EXPENSES. Each party shall bear his or its own expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

          (b) SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (c) COMPLETE AGREEMENT. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (d) COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (e) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

          (f) CHOICE OF LAW. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.



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          (g) REMEDIES AND ARBITRATION. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Except for the remedies of the Company provided in Section 3(c) hereof, the parties hereto agree to submit any disputes arising out of or relating to this Agreement to binding arbitration in Washington, D.C. administered by the American Arbitration Association under its Commercial Arbitration Rules, before a panel of three arbitrators, and judgment on the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. The prevailing party in any arbitration shall be entitled to recover its reasonable attorneys' fees and costs from the other party or parties.

          (h) AMENDMENT AND WAIVER. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

          (i) BUSINESS DAYS. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

          (j) TERMINATION. This Agreement (except for the provisions of Section
1) shall survive the termination of Executive's employment with the Company and shall remain in full force and effect after such termination.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                           GLOBAL VACATION GROUP, INC.

                           By:
                                  ------------------------------
                                  Roger H. Ballou
                                  Chairman and Chief Executive Officer



                                  ------------------------------
                                  JAY G. STUART



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